Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Commerce Funds:

We consent to the use of our report, dated December 19, 2019, with respect to the financial statements of The Growth Fund, The Value Fund, The MidCap Growth Fund, The Bond Fund, The Short-Term Government Fund, The National Tax-Free Intermediate Bond Fund, The Missouri Tax-Free Intermediate Bond Fund, and The Kansas Tax-Free Intermediate Bond Fund, incorporated herein by reference. We also consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 25, 2020